UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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Hines Horticulture, Inc.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER
THAN THE REGISTRANT)

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HINES HORTICULTURE, INC.
12621 Jeffrey Road
Irvine, CA 92620

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	November 1, 2007
Time:	9:00 A.M., Pacific Daylight Time
Place:	Hines Horticulture, Inc. 12621 Jeffrey Road Irvine, CA 92620

To Our Stockholders:

We invite you to attend our Annual Meeting of Stockholders for the following purposes:

1.	To elect six directors to serve until the next annual meeting and until their successors have been elected and qualified;

2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the 2007 fiscal year; and

3.	To transact such other business that may properly come before the meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THESE PROPOSALS.

If you were a stockholder of record at the close of business on September 19, 2007, you may vote at the Annual Meeting.

Your vote is important whether or not you plan to attend the Annual Meeting in person, and regardless of the number of shares you own, please complete, sign, date and return the enclosed proxy card promptly in the enclosed envelope. This will ensure that your shares are voted as you wish and that a quorum will be present.

By order of the Board of Directors,

Claudia M. Pieropan Secretary

Irvine, California
October 5, 2007

Your vote is important! To vote your shares, please complete, sign, date and mail the enclosed proxy card

PROXY STATEMENT

HINES HORTICULTURE, INC.
12621 Jeffrey Road
Irvine, CA 92620

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT VOTING

Q:	Why did you send me this Proxy Statement?

A:
This Proxy Statement is being sent to you because the Board of Directors of Hines Horticulture, Inc. (“Hines” or the “Company”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders to be held on November 1, 2007 at the Company’s headquarters, located at 12621 Jeffrey Road, Irvine, CA 92620, at 9:00 A.M., Pacific Daylight time, and any postponements or adjournments thereof (the “Annual Meeting”). This Proxy Statement summarizes the information you need to know to vote on the matters expected to be voted on at the Annual Meeting. Stockholders of record as of the close of business on September 19, 2007 (the “Record Date”) are entitled to vote. This Proxy Statement and the enclosed form of proxy are being sent on or about October 5, 2007 to those persons who are entitled to vote at the Annual Meeting.

Q:	How many votes do I have?

A:	Each share of Hines common stock (the “Common Stock”) that you own on the Record Date entitles you to one vote on each matter to be voted on at the Annual Meeting.

Q:	How do I vote?

A:	You can vote on matters presented at the Annual Meeting in four ways.

1.
You can vote by marking, dating and signing your proxy and returning it by mail in the enclosed postage-paid envelope. If you are located outside the U.S., you should add the necessary postage to the enclosed envelope to assure delivery. In order to ensure that your vote is received on or prior to the date of the Annual Meeting, we recommend that your proxy card be returned to us by overnight mail.

2.
You can vote your proxy by calling the toll-free telephone number on the proxy card. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card.

3.
You can vote your proxy by the Internet. The enclosed proxy card indicates the website you may access for Internet voting. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. You may incur costs such as telephone and Internet access charges if you vote by the Internet.

4.	You can attend the Annual Meeting and vote in person.

Q:	How do I vote by proxy?

A:
If you properly fill out your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you do not specify a choice on your proxy card, the shares represented by your proxy card will be voted for the election of all nominees listed below and for the ratification of the appointment of KPMG LLP as Hines’ independent registered public accountants for the 2007 fiscal year. As to any other business that may properly come before the Annual Meeting, the persons named in the proxy card will vote in accordance with their best judgment.

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

Q:	How do I vote in person?

A:
If you attend the Annual Meeting, we will give you a ballot when you arrive. However, if you hold shares through a broker or other nominee, you must provide a legal proxy from the broker or nominee evidencing your authority to vote shares the broker held for your account at the close of business on September 19, 2007. You must contact your brokerage firm directly in advance of the annual meeting to obtain a legal proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
If your broker does not have discretionary voting power with regards to a proposal, it will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:	Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A:
You can change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of Hines at the Company’s offices stating that you would like to revoke your proxy. Second, you can complete, sign and submit a new proxy card bearing a later date prior to the vote at the Annual Meeting. Third, you can attend the Annual Meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q:	Will there be any matters voted upon at the Annual Meeting other than those specified in the Notice of Annual Meeting?

A:
Hines’ management does not currently know of any matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. If other matters are properly brought before the meeting and Hines does not have notice of these matters a reasonable time prior to the Annual Meeting, all proxies will be voted in accordance with the recommendations of Hines’ management.

Q:	How are votes counted?

A:
Stockholders of record of Hines’ common stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of September 19, 2007 there were 22,072,549 shares of Common Stock issued and outstanding. The presence in person or by proxy of a majority of the shares of Common Stock outstanding will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting.

Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your stock will nevertheless be treated as present and entitled to vote. Your stock therefore will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting, such as the ratification of the appointment of KPMG LLP as Hines’ independent registered public accounting firm for 2007.

Under Delaware law, broker “non-votes” are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast. A non-vote may occur when a nominee holding shares of common stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Q:	How are proxies being solicited and who pays for the solicitation of proxies?

A:
Initially, Hines will solicit proxies by mail to each shareholder of record. Hines’ directors, officers and employees may also solicit proxies in person or by tele-phone without additional compensation. In addition, certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries may solicit proxies by mailing material to or otherwise communicating with the beneficial owners of shares of Hines’ common stock. Hines has also engaged Broadridge Financial Solutions Inc. to assist in communicating with these institutions and forwarding solicitation materials, for a fee of approximately $7,000 plus the reimbursement of expenses. Hines will pay all expenses of solicitation of proxies.

Q:	If more than one shareowner lives in my household, how can I obtain an extra copy of the Company’s 2006 Annual Report and this Proxy Statement?

A:
Our 2006 Annual Report and financial statements have been mailed to shareholders with this Proxy Statement. Only one Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions. Shareholders sharing the same address who wish to receive a separate Annual Report and Proxy Statement in the future can request delivery of single copies of Annual Reports and Proxy Statements by contacting Hines’ corporate services, Attention: Denise Baharie, at 12621 Jeffrey Road, Irvine, CA 92620 (toll free number: 800-444-4499).

WHO CAN HELP ANSWER MY OTHER QUESTIONS?
If you have more questions about voting or wish to obtain another proxy card, you should contact:
Hines’ Corporate Services
Attn: Denise Baharie
Toll Free
1-800-444-4499

INFORMATION ABOUT THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS

Directors are elected at the Annual Meeting of Stockholders to serve until the next annual meeting and until a successor is duly elected and qualified. Executive officers are elected annually by the Board and serve at the discretion of the Board. Currently, the Company has a six member board of directors. Robert A. Ferguson, who served as the Company’s President and Chief Executive Officer until his termination from the Company effective July 17, 2007, resigned as a director effective July 19, 2007. In addition, G. Ronald Morris resigned from Hines’ Board of Directors, effective August 8, 2007. Ray E. Mabus and Hugh E. Sawyer were elected as independent members of the Board of Directors in September 2007. Unless otherwise directed in the accompanying proxy, the persons named therein will vote for the election of the six nominees listed below. If any nominee should become unable or unwilling to serve at the time of the Annual Meeting, the persons named in the proxy will vote for the election of such other person or persons as the board of directors recommends, if any. Hines has no reason to believe that any of the six nominees listed below will be unable to serve if elected. The following sets forth certain information concerning each of Hines’ nominees for election to the Board of Directors, and Hines’ executive officers:

Who are Hines’ Current Directors?

Stan R. Fallis	Age: 66

Mr. Fallis has served as a director of Hines since September 2001. Mr. Fallis is currently retired and previously served as the Chairman and Chief Executive Officer of EVEREN Clearing Corporation from 1994 to 1999, which provided all securities clearing and trade processing operations for its parent, EVEREN Securities, Inc., a major independently owned broker dealer firm. Mr. Fallis serves on the board of directors of Stancorp Financial Group, Inc. Mr. Fallis also served as Senior Executive Vice President and Chief Financial Officer of Kemper Securities Group from 1990 through 1994.

Thomas R. Reusché	Age: 52

Mr. Reusché has served as a director of Hines and Hines Nurseries since August 1995. Mr. Reusché has also served as Chairman of the Board from March 2004 to April 2007. Mr. Reusché served as Secretary and Treasurer of Hines from August 1995 until June 1998 and as Assistant Secretary of Hines from June 1998 to June 2000. Mr. Reusché also served as a Vice President and Assistant Secretary of Hines Nurseries from August 1995 to June 2000. From its formation in January 1993 until his retirement in September 2003, Mr. Reusché served as a principal of Madison Dearborn Capital Partners, L.P. (“MDCP”), a private equity investment firm which is Hines’ largest stockholder, and as a Vice President or as a Managing Director of Madison Dearborn Partners, Inc., MDCP’s indirect general partner (“MDP”). Prior to that time, Mr. Reusché was a senior investment manager at First Chicago Venture Capital, which comprised the private equity investment activities of First Chicago Corporation, the holding company parent of First National Bank of Chicago. Mr. Reusché serves on the boards of directors of Stericycle Inc. and a number of private companies.

James R. Tennant	Age: 54

Mr. Tennant has served as a director of Hines since October 1998 and as Chairman of the Board since April 2007. Mr. Tennant was elected President and Chief Executive Officer of Hines effective July 17, 2007. Mr. Tennant served as Chairman and Chief Executive Officer of Home Products International, a manufacturer and full-service marketer of quality consumer houseware products, from April 1994 to December 2004.

Paul R. Wood	Age: 53

Mr. Wood has served as a director of Hines since August 1995. Mr. Wood was also Chairman of the Board and President of Hines from September 1995 until June 1998 and an Assistant Secretary of Hines from June 1998 to June 2000. Mr. Wood has served as a director of Hines Nurseries since August 1995 and as a Vice President and Assistant Secretary of Hines Nurseries from August 1995 to June 2000. From its formation in January 1993 until his retirement in September 2006, Mr. Wood served as a principal of MDCP and as a Vice President or as a Managing Director of MDP. Prior to that time, Mr. Wood served as Vice President of First Chicago Venture Capital. Mr. Wood serves on the board of directors of CapitalSource Inc. and a number of private companies.

Ray E. Mabus	Age: 59

Mr. Mabus has been a Director of Hines since September 2007. Mr. Mabus has served as Chairman of the Board of Foamex International Inc. (“Foamex”) since February 2004 and as a director of Foamex since September 2000. He also served as President and CEO of Foamex from June 2006 to April 2007. Mr. Mabus served as U. S. ambassador to the Kingdom of Saudi Arabia from 1994 to 1996. He was elected governor of Mississippi and served from 1988 to 1992. He joined the Board of Directors of Strategic Partnerships LLC, an employee training service company in 1996, and served as President of its Global Resources Division from October 1998 to February 2002. He is currently active in his family’s timber business. Mr. Mabus also serves on the board of directors of Enersys, Fusion Telecommunications, Inc, Citizens International, Strategic Partnerships LLC and several non-profit boards.

Hugh E. Sawyer	Age: 51

Mr. Sawyer has served as a director of Hines since September 2007. Mr. Sawyer has been President and CEO of Allied Holdings, Inc., a publicly traded company, since June 2001 where he is leading the turnaround effort of Allied while operating under Chapter 11 of the federal Bankruptcy Code. Prior to his turnaround role at Allied Holdings, Inc. Mr. Sawyer served as President and CEO of Aegis Communications Group, Inc., a turnaround opportunity and portfolio holding of Alix Partners’ Questor Management from April 2000 to June 2001. Mr. Sawyer was President and CEO of another turnaround, National Linen Service, Inc., a subsidiary of National Service Industries from 1996 to 2000. From 1995 to 1996, Mr. Sawyer was President and CEO of The Cunningham Group, Inc. Mr. Sawyer serves on the Board of Allied Holdings, Inc. and recently served as an independent member of the Board of Directors and Restructuring Committee of Spiegel, Inc., the parent company of Eddie Bauer, during the company’s bankruptcy. He has previously served on the boards of Aegis Communications Group, Inc., ICI, Inc., Guardian Armor, Inc., Phoenix Communications, Inc., Hometown Communities, Inc. and as an associate non-voting member of the National Services Industries Board.

Who are Hines’ Current Executive Officers?

James R. Tennant	Age: 54

Mr. Tennant, elected President and Chief Executive Officer of Hines effective July 17, 2007, is also the Chairman of the Board of Hines. His business biography is referenced above.

Claudia M. Pieropan	Age: 52

Ms. Pieropan has served as Chief Financial Officer of Hines and Hines Nurseries since January 1996 and as Secretary and Treasurer of Hines and Hines Nurseries since June 1998. Previously Ms. Pieropan served as the Vice President of Finance and Administration of Sun Gro Horticulture, Inc., a growing media company, from October 1991 until December 1995. Ms. Pieropan also serves as the Company’s principal accounting officer and principal financial officer. Prior to that time, Ms. Pieropan practiced with PricewaterhouseCoopers LLP in Montreal, Toronto and Vancouver, Canada from 1977 to 1991.

Jeffery A. Dunbar	Age: 50

Mr. Dunbar joined Hines in May 2006 as Vice President Supply Chain. Previously Mr. Dunbar served as Vice President Operations at Tree of Life North America, a provider of natural and specialty food products, from 2005 to 2006 and as Senior Vice President Strategic Planning and Supply Chain for Wise Foods between 2003 and 2005. Prior to this, Mr. Dunbar held Director level distribution positions at various consumer goods companies including Kellogg Company, Keebler Company, and Revlon Incorporated. Mr. Dunbar received his BA from Kean University of New Jersey and his MBA from Georgia State University.

James J. O’Donnell	Age: 48

James O’Donnell has served as Vice President, Sales and Marketing since October 2006. Prior to joining Hines Horticulture, Inc., Mr. O’Donnell served separately as Vice President of Sales and as Vice president of Marketing at Ampad. He began his career at Duracell, which was eventually acquired by The Gillette Company, where he rose to Vice President, OEM Sales and Marketing, Global Business Management and Vice President New Products, Global Business Management. Mr. O’Donnell received his MBA in 1993 and his BS degree in 1981 from St. Joseph’s University, Philadelphia, PA

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s executive officers, directors and owners of more than 10 percent of the Company’s securities are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Pursuant to regulations adopted under the Sarbanes-Oxley Act of 2002, most transactions are now reportable within two business days of the transaction and are required to be filed electronically with the SEC through its EDGAR system. To facilitate compliance, the Company assists with the preparation and filing of these reports on behalf of the Company’s executive officers and directors. Hines is required to disclose in this Form 10-K any late filings or failures to file.

Based solely upon a review of the filings made by the Company’s executive officers and directors furnished to the Company pursuant to the Exchange Act during 2006 and written representations that no other reports were required during 2006, as well as the Company’s records, all required reports were timely filed, except that the initial statements of beneficial ownership on Form 3 for each of Mr. Stephen C. Avery and Michael J. Trebing were not timely filed.

Code of Ethics

The Company has adopted a code of conduct and ethics that applies to all directors, officers and employees. The code of conduct and ethics is posted on the Company’s website, the address of which is www.hineshorticulture.com and is available in print to any shareholder upon written request addressed to: Hines Horticulture, Inc., Attention: Investor Relations Department, 12621 Jeffrey Road, Irvine, CA 92620. The Company intends to include on its website any amendments to, or waivers from, a provision of its code of conduct and ethics that applies to the Company’s executive officers that relates to any element of the code of conduct and ethics definition enumerated in Item 406(b) of Regulation S-K.

About the Board and its Committees

Meetings of the Board and its Committees. The Board met five times and held three conference calls during the 2006 fiscal year. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee. The Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee each have a charter that has been posted and is available for public viewing in the Governance Information section of the Company’s website at www.hineshorticulture.com. Information on the Company’s website, however, does not form a part of this Proxy Statement. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees on which they served.

We are a “controlled company” as defined in the rules of the NASDAQ Stock Market because more than 50% of our voting stock is held by MDCP. Please see “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” below. Therefore, we are not subject to the rules of the NASDAQ Stock Market that would otherwise require us to have (i) a majority of independent directors on the Board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) the compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. On August 6, 2007, we received notification from the NASDAQ Stock Market that a Nasdaq Listing Qualifications Panel had determined to delist our securities and accordingly, that trading of our shares on Nasdaq would be suspended commencing on August 8, 2007. In connection with the delisting of our shares, we are no longer subject to the rules of the NASDAQ Stock Market.

The Audit Committee. The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, operates under a written charter adopted by the Board of Directors, makes recommendations to the Board regarding the selection, retention and termination of Hines’ independent registered public accounting firm and reviews the annual financial statements of Hines and Hines’ internal controls. The Audit Committee is currently comprised of Mr. Fallis as the Chairman and Messrs. Sawyer and Mabus as directors, all three of which the Board has determined are independent directors as defined under the rules of the NASDAQ Stock Market. Mr. Tennant resigned as a member of the Audit Committee effective July 17, 2007 in connection with his appointment as President and Chief Executive Officer, and Mr. Morris resigned from the Board of Directors effective August 8, 2007. The Board has also determined that Mr. Fallis is an “Audit Committee Financial Expert” as defined under the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee met three times and held seven conference calls during 2006.

The Compensation Committee. The Compensation Committee recommends action to the Board of Directors regarding the salaries and incentive compensation of elected officers of Hines and administers the Hines’ bonus plans and Hines’ Amended and Restated 1998 Long-Term Incentive Plan (the “Incentive Plan”). The Compensation Committee is currently comprised of Mr. Sawyer as the Chairman and Messrs. Mabus, Fallis, and Reusché as members. The committee met three times during 2006. Mr. Tennant resigned as a member of the Compensation Committee effective July 17, 2007 in connection with his appointment as President and Chief Executive Officer.

The Nominations and Corporate Governance Committee. The Nominations and Corporate Governance Committee met one time during the 2006 fiscal year. The Nominations and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, recommends policies on the composition of the Board of Directors and nominees for membership on the Board of Directors and Board committees.

The Nominations and Corporate Governance Committee is currently composed of Mr. Mabus as the Chairman and Messrs. Sawyer and Fallis as independent directors. Mr. Tennant resigned as a member of the Nominations and Corporate Governance Committee effective July 17, 2007 in connection with his appointment as President and Chief Executive Officer. Messrs. Fallis, Mabus, and Sawyer are independent directors as defined under the rules of the NASDAQ Stock Market. The Nominations and Corporate Governance Committee is also comprised of one director, Mr. Wood, who is not an independent director as defined under the rules of the NASDAQ Stock Market.

Historically, there have not been many vacancies on the Board, and the Board has conducted its own search for available, qualified nominees and has made nominations following informal discussions among the Board members. Furthermore, in the past the Company has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and the Board’s contacts are not sufficient to identify an appropriate candidate.

The Nominations and Corporate Governance Committee has not established a formal procedure for shareholders to recommend nominees to the Board of Directors for consideration at the Annual Meeting.  The Company has not received director candidate recommendations from its stockholders in the past and does not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. The Company does not intend to treat stockholder recommendations in any manner different from other recommendations.

The Nominations and Corporate Governance Committee has not yet adopted a policy with respect to minimum qualifications for board members. However, as mandated by its charter, the Nominations and Corporate Governance Committee will develop and recommend to the Board specific guidelines for membership to the Board.

Stockholder Communication with Board Members. The Company maintains contact information, both address and email, on its website under the heading “Contact Information.” By following the Contact Information link, a stockholder will be given access to the Company’s mailing address and a link for providing email correspondence to Investor Relations. Communications sent to Investor Relations and specifically marked as a communication for the Board will be forwarded to the Board or specific members of the Board as directed in the stockholder communication.

Board Member Attendance at Annual Meetings. The Company generally encourages that all directors attend the Annual Meeting. However, the Company does not have a formal policy regarding attendance because it does not think it is necessary to do so. All directors attended the annual meeting held in 2006.

Compensation of Directors and Executive Officers

The following Compensation Discussion and Analysis describes the duties, responsibilities and role of our Compensation Committee as well as the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table set forth below (the “Named Executive Officers”).

Objectives of Our Compensation Program

The primary objective of the Company’s compensation program, including our executive compensation program, is to maintain a compensation program that will fairly compensate our executives and employees, attract and retain qualified executives and employees who are able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. To that end, the Company’s compensation practices are intended to:

•	tie total compensation to Company performance and individual performance in achieving financial and non-financial objectives; and
•	closely align senior management’s interests with stockholders’ interests through long-term equity incentive compensation.

Role of the Compensation Committee

The Compensation Committee determines the compensation of Hines’ Chief Executive Officer and its other executive officers. In addition, the Compensation Committee is responsible for adopting, reviewing and administering Hines’ compensation policies and programs, including the cash bonus incentive plan and equity incentive plan, which are discussed in more detail below. In reviewing Hines’ compensation programs, the Compensation Committee intends to adhere to a compensation philosophy that (i) seeks to attract and retain qualified executives who will add to the long-term success of Hines, (ii) promotes the achievement of operational and strategic objectives, and (iii) compensates individuals commensurate with each executive’s level of performance, level of responsibility and overall contribution to the success of Hines.

In determining the compensation of Hines’ Chief Executive Officer and other executive officers, the Compensation Committee considers the financial condition and operational performance of Hines during the prior year. In determining the executive compensation for executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of our Chief Executive Officer. In making his recommendations, our Chief Executive Officer receives information from our human resources department and this information is also made available to the Compensation Committee. The Committee also considers publicly available market and other data on executive compensation matters.

The Compensation Committee reviews the compensation practices of other companies, based in part on market survey data. The Compensation Committee does not benchmark the Company’s compensation program directly with other publicly-traded companies or other companies with which we directly compete for talent, since our competitors are predominantly privately held companies for which executive compensation information is not available. The Compensation Committee compares our executive compensation program as a whole with the programs of other companies for which survey data is available, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Committee uses peer group survey data primarily to ensure that our executive compensation program as a whole is competitive, when the Company achieves the targeted performance levels.

Components of Executive Compensation for Fiscal 2006

The elements of the Company’s compensation program are base salary, annual bonus and long-term equity incentives. Our compensation program is designed to balance our need to provide our executives with incentives to achieve our short- and long-term performance goals with the need to pay competitive base salaries. Each Named Executive Officer’s current and prior compensation is considered in setting future compensation.

In addition, the employment agreements with certain of our Named Executive Officers provide for other benefits, including retirement benefits and potential payments upon termination of employment for a variety of reasons. Each of the elements of our executive compensation program is discussed in the following paragraphs.

Base Salaries

Base salary is the guaranteed element of employees’ annual cash compensation. Base salaries generally vary based on a number of factors, including the executive’s experience level and scope of responsibility, performance level, future potential and overall contribution. The value of base salary also reflects the employee’s long-term performance, skill set and the market value of that skill set. Base salaries for our Named Executive Officers are reviewed on an annual basis and adjustments are made to reflect performance-based factors, as well as competitive conditions. The Company does not apply specific formulas to determine increases. In setting base salaries for 2006, the Compensation Committee considered the following factors:

•	The Company’s overall financial condition;

•	Individual performance;

•	Level of responsibility; and

•	Competitive market conditions.

The Company’s employment agreements with Mr. Summers and Ms. Pieropan also provide that their respective annual salaries shall be their current salary rates or such other greater amount as may be determined by the board of directors from time to time. None of the Named Executive Officers received an increase in base salary for fiscal 2006 compared to the prior fiscal year.

Annual Cash Bonuses

The Company believes that as an employee’s level of responsibility increases, a greater portion of the individual’s cash compensation should be variable and linked to both quantitative and qualitative expectations, including key operational and strategic metrics. To that end, the Company has established an annual cash bonus program in order to align executives’ goals with the Company’s strategic and tactical objectives.

Each of Hines’ executive officers participates in the Company’s Executive Incentive Plan (the “Hines Bonus Plan”), which enables them to be eligible to earn an annual cash bonus based upon meeting certain performance metrics.

Within the overall context of Hines’ pay philosophy and culture, the objectives of the Hines Bonus Plan are to:

•	Provide competitive levels of total cash compensation;

•	Align pay with organizational and individual performance;

•	Focus executive attention on key business metrics;

•	Provide a significant incentive for achieving and exceeding performance goals;

•	Create a focus on shareholder value; and

•	Be easily understood and easily administered.

For the Named Executive Officers, the performance metrics under the Hines Bonus Plan include corporate performance and individual-specific goals. Corporate performance may be measured with reference to, among other things, operating cash flows (defined as earnings before interest, taxes, depreciation and amortization and adjusted for maintenance capital expenditures and changes in inventory), net sales and return on sales. Individual performance goals are tied to the Company’s business plan, may be quantitative or qualitative in nature, and for 2006 included such measures as executing new sales models and improving productivity.

The mix of Company-wide and individual-specific performance goals to which annual cash bonuses are tied varies based on the role and seniority of the executive or manager. For 2006, with respect to each of the Named Executive Officers, 90% of the potential annual cash bonus was tied to Company-wide performance metrics and 10% was tied to individual-specific performance goals. The total potential annual cash bonus available to Named Executive Officers for 2006 was targeted at levels between 50% and 70% of annual base salary.

Specific performance standards, both corporate and individual, are recommended by management and approved by the Compensation Committee on an annual basis. For 2006, the corporate performance measures consisted of the attainment of budgeted levels of free cash flow and net sales, with a weight of 70% attached to the free cash flow metric and 30% to the net sales metric. For the free cash flow metric, achievement of less than a threshold of 90% of the budgeted level would result in no bonus payment under any element of the Hines Bonus Plan. Achievement of the threshold level of free cash flow performance would result in a minimum payout of 50% of the targeted bonus with respect to that metric, and higher levels of achievement would result in greater payouts up to a maximum payout of 150% of the targeted bonus for achievement of 120% of the budgeted level. For net sales, achievement of less than a threshold of 95% of the budgeted level would result in no bonus payment with regard to that metric. Achievement of the threshold level of net sales performance would result in a minimum payout of 90% of the targeted bonus with respect to that metric, and higher levels of achievement would result in greater payouts up to a maximum payout of 150% of the targeted bonus for achievement of 120% of the budgeted level.

The Compensation Committee reviewed the performance objectives and corresponding results for 2006 and determined that the threshold performance levels had not been met. As a result, no payments were made for 2006 under the Hines Bonus Plan.

Long-Term Equity Incentives

Long-term incentive awards are a key element of the Company’s total compensation package for individuals in significant positions of responsibility. Such awards may be made under the Incentive Plan to senior management and select employees who are key to the Company’s achievement of its long-term goals. The purpose of the Incentive Plan is to promote the long term growth and profitability of Hines by (i) providing certain directors, officers and employees with incentives to maximize stockholder value, and (ii) enabling Hines to attract, retain and reward the best available persons for positions of responsibility. The Incentive Plan provides for a variety of long-term awards including incentive or non-qualified stock options, restricted stock, stock appreciation rights and performance awards.

Under the Incentive Plan, the Board and the Compensation Committee have broad authority to award equity-based compensation arrangements to any eligible employee, director, consultant, or advisor of Hines. An aggregate of approximately 3.6 million shares of Common Stock are reserved for issuance upon the exercise of awards granted to eligible participants under the Incentive Plan. Since the ultimate value of stock options bears a direct relationship to the market price of the Common Stock, the Committee believes that awards under the Incentive Plan can be an effective incentive for Hines’ management to create value for Hines’ stockholders. Awards under the Incentive Plan are made in the discretion of the Board of Directors, upon recommendation from the Compensation Committee. No awards were granted to any executive officer under the Incentive Plan in 2006, due to the Company’s performance during that period.

Perquisites and Other Benefits

The Company does not provide significant perquisites or personal benefits to executive officers, other than the health insurance premiums. Hines provides automobiles for the use of certain of the Named Executive Officers, including our Chief Executive Officer, under the Hines automobile policy. The costs associated with these benefits for Named Executive Officers are included in the Other Compensation column of the Summary Compensation Table, to the extent earned in 2006.

Employment and Severance Agreements

Ms. Pieropan is party to an employment agreement with the Company (the “Employment Agreement”). The principal purpose of the Employment Agreement is to protect the Company from certain business risks (e.g., threats from loss of confidentiality or trade secrets, disparagement, solicitation of customers and employees) and to define the Company’s right to terminate the employment relationship. In return, Ms. Pieropan is provided assurances with regard to salary, other compensation and benefits, as well as certain severance benefits.

The Employment Agreement provides that Ms. Pieropan shall devote full time attention, skill and ability to discharge the duties assigned to her, and to use her best efforts to promote and protect the interests of Hines. The Employment Agreement is terminable by each of the respective parties thereto at any time, for any reason and with or without cause, upon 30 days advance written notice. The Employment Agreement provides for an annual base salary (which may be increased by the Board of Directors), an annual cash bonus in an amount determined by the Board of Directors, participation in any senior management equity incentive plan which Hines adopts, participation in the Company’s employee’s life insurance program, certain short-term disability benefits, vacation in accordance to the Company’s standard vacation policy, automobile allowance and expense reimbursements.

Ms. Pieropan is entitled to receive certain benefits upon termination of her employment without “Cause,” as such term is defined in the Employment Agreement. Under her Employment Agreement, Ms. Pieropan has the option to determine her employment terminated other than for “Cause” in the event she is required to accept a diminution in base salary or a material diminution in her benefits, or she receives an assignment of duties not commensurate with her office, in either case after providing the Company an opportunity to cure. For more information, see “Termination and Change in Control Payments” below.

Each of Messrs. Dunbar and O’Donnell is party to a severance agreement with the Company. The principal purpose of the severance agreements is to define the Company’s right to terminate the employment relationship and, in return, to provide the executive officers assurances with regard to severance benefits under various circumstances which may accompany termination of employment. A description of the terms of their severance agreements can be found below under the caption “Termination and Change in Control Payments.”

Employee Benefits

The Company offers employee benefits coverage to:

•	provide our workforce with a reasonable level of financial support in the event of illness or injury, and

•	enhance productivity and job satisfaction through programs that focus on work/life balance.

Benefits, which are available to all full time employees, include executive officers of the Company, and include medical and dental coverage, disability insurance, life insurance and the 401(k) Plan. The executive officers of the Company, including the Named Executive Officers, participate in these plans on the same basis as all other employees. The cost of employee benefits is partially borne by the participating employee, including each executive officer.

The Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of our compensation programs is an important consideration in their design; however, it is not the sole consideration.

Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the Chief Executive Officer, Chief Financial Officer and to each of the Named Executive Officers (the “Covered Employees”) to $1.0 million annually. Although the Company’s bonus program has not been designed to provide for the deductibility of compensation to Covered Employees for the short-term compensation awards provided thereunder, the Incentive Plan has been designed to provide for the deductibility of certain compensation to the Covered Employees for the long-term incentive awards under that Plan. Similar to the decisions made with respect to the bonus programs, the Compensation Committee reserves the right to provide for compensation to employees which may not be deductible.

In the first quarter of 2006, the Company adopted the provisions of SFAS 123(R), which requires the fair value of options to be recorded as compensation cost in the consolidated financial statements. Because all options granted are fully vested as of December 31, 2005, the adoption of SFAS 123(R) resulted in no additional compensation costs to be recognized. However, it may have such an effect in the future.

Stock Ownership Requirements

The board of directors has historically encouraged its members and members of senior management to acquire and maintain stock in the Company to link the interests of such persons to the stockholders. However, neither the board of directors nor the Compensation Committee has established stock ownership guidelines for members of the board of directors or the executive officers of the Company.

Compensation Committee Report

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement on Schedule 14A and the Company’s report on Form 10-K for the fiscal year ended December 31, 2006 relating to the upcoming annual meeting.

All members of the Compensation Committee have approved the foregoing report.

Thomas R. Reusché
Stan R. Fallis

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All Other
				Stock	Option	Incentive Plan	Compensation	Compensation
		Salary (1)	Bonus	Awards	Awards	Compensation	Earnings	(2)	Total (3)
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Executive officers as of December 31, 2006

Robert A. Ferguson (4)	2006	$325,000	$-	$-	$-	$-	$-	$19,776	$344,776
Chief Executvie Officer
President, Director

Claudia M. Pieropan	2006	218,064	-	-	-	-	-	12,801	230,865
Chief Financial Officer
Secreatry and Treasurer

Stephen C. Avery	2006	126,923	-	-	-	-	-	19,084	146,007
Vice President
Operational Excellence & Human Resources

Jeffery A. Dunbar	2006	107,308	-	-	-	-	-	3,186	110,494
Vice President
Supply Chain

Edwin G. Summers, Jr. (4)	2006	224,433	-	-	-	-	-	14,064	238,497
Vice President
Operations

Employees who have served as executive officers during fiscal year 2006, but were not executive officers as of December 31, 2006

Lincoln B. Moehle	2006	$147,369	$-	$-	$-	$-	$-	$11,785	$159,154
Michael J. Trebing	2006	192,536	-	-	-	-	-	10,859	203,395

(1)	Salary. The amounts reported in this column represent base salaries paid to each of the Named Executive Officers for fiscal 2006.

(2)
All Other Compensation. The amounts reported in this column represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits. Under rules of the SEC, the Company is required to identify by type all perquisites and other personal benefits for a Named Executive Officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. The amounts disclosed in this column consist of health insurance premiums, contributions for a Company provided automobile and life insurance premiums. In addition, amounts in this column for Mr. Avery also include amounts received for housing allowance.

(3)	Total Compensation. The amounts reported in this column are the sum of the prior columns for each of the Named Executive Officers.

(4)	Messrs. Ferguson, Avery and Summers are no longer employed by the Company.

Mr. Tennant was elected as President and Chief Executive Officer of Hines in July 2007. Mr. Tennant’s annual compensation is currently set at $375,000.  Other terms of Mr. Tennant’s employment have not yet been finalized.

Stock Option Grants During 2006

No incentive plan-based awards, equity or otherwise, were awarded in fiscal 2006.

Outstanding Equity Awards at Fiscal 2006 Year-End

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan				Market	Number of	Value of
			Awards:			Number of	Value of	Unearned	Unearned
	Number of	Number of	Number of			Shares or	shares or	Shares,	Shares,
	Securities	Securities	Securities			Units of	Units of	Units or	Units or
	Underlying	Underlying	Underlying			Stock	Stock	Other	Other
	Unexercised	Unexercised	Unexercised	Option		That	That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	(#)	(#)	(#)
Executive officers as of December 31, 2006

Robert A. Ferguson	100,000	-	-	$5.50	06/22/2008	-	-	-	-
	100,000	-	-	$5.50	02/18/2013	-	-	-	-

Claudia M. Pieropan	100,000	-	-	$5.50	02/18/2013	-	-	-	-

Stephen C. Avery	-	-	-	-		-	-	-	-

Jeffery A. Dunbar	-	-	-	-		-	-	-	-

Edwin G. Summers, Jr.	30,001	-	-	$5.50	02/18/2013	-	-	-	-

Employees who have served as executive officers during fiscal year 2006, but were not executive officers as of December 31, 2006

Lincoln B. Moehle (1)	10,000	-	-	$5.50	02/18/2013	-	-	-	-

Michael J. Trebing (1)	30,000	-	-	$5.50	02/18/2013	-	-	-	-

(1)
Pursuant to the Incentive Plan, options expire 90 days after an employee’s departure if such departure is due to any reason besides death, disability, retirement or for cause. Messrs. Moehle and Trebing ceased being executive officers of the Company as of October 2006 and departed from the Company on January 26, 2007 and March 30, 2007, respectively.

Termination and Change in Control Payments

Set forth below are the elements of compensation that would be paid to each Named Executive Officer under various post-employment and change-in-control scenarios under (i) the terms of existing employment agreements, (ii) the terms of existing severance agreements, and (iii) the terms of the Incentive Plan.

In addition to the below amounts, in connection with any termination of employment, each Named Executive Officer would be entitled to receive the following: (i) all vested amounts paid by the Company under its 401(k) plan or any similar plans, (ii) all amounts earned through the date of termination but not yet paid (bonuses, sick pay and benefits available under existing benefit plans to the extent applicable, etc.) and (iii) the value of all vested equity awards, whether in the form of share appreciation rights or stock options. We have not included these elements of compensation below nor have we valued these elements because they are not “triggered” by any termination of employment or change in control. Information regarding the equity-based incentive awards currently held by the Named Executive Officers can be found in the table above entitled “Outstanding Equity Awards at Fiscal 2006 Year-End.”

Certain of our Named Executive Officers for fiscal 2006 have ceased being executive officers of the Company. Mr. Summers left the Company in September 2007. Messrs. Ferguson and Avery each left the Company effective July 17, 2007. Messrs. Moehle and Trebing ceased being executive officers of the Company as of October 2006. The post-employment compensation paid to each of these former executive officers is provided below under the caption “Severance Payments to Former Executive Officers.”

Employment Agreements

Ms. Pieropan is party to an employment agreement with the Company. Each element of post-employment compensation contained in the Employment Agreement is described below.

Involuntary Termination Without Cause/Disability

If Ms. Pieropan’s employment is terminated for any reason, other than for “Cause” (as defined in the Employment Agreement), death or the executive’s voluntary “at-will” termination, Ms. Pieropan will receive the following severance benefits:

•	cash severance equal to two times annual base salary, paid within thirty days;

•	a pro rata share of the executive’s bonus for the fiscal year in which such termination occurs; and

•	continued payment of health insurance benefits for a one-year period following such termination.

Election to Determine Employment Terminated Other than for Cause

Under her Employment Agreement, Ms. Pieropan has the option to determine her employment terminated other than for “Cause” in the event that she is required to accept a diminution in base salary or a material diminution in benefits, or she receives an assignment of duties not commensurate with her office, in either case after providing the Company an opportunity to cure.

Involuntary Termination for Cause/Death

If Ms. Pieropan’s employment is terminated for cause or if she dies, she is entitled to continued payment of health insurance benefits for a one-year period following such termination.

Voluntary “At-Will” Termination

If Ms. Pieropan voluntarily terminates her employment, she is not entitled to severance benefits unless she determines that such termination is other than for “Cause” under the circumstances described above.

Severance Agreements

Each of Messrs. Dunbar and O’Donnell is party to a severance agreement with the Company, each of which contains materially similar terms (collectively, the “Severance Agreements”). Each element of post-employment compensation contained in the Severance Agreements is described below.

Involuntary Termination Without Cause/Voluntary Resignation With “Good Reason”

If the executive’s employment is terminated without cause, as defined in the Severance Agreements, or voluntarily for good reason, as defined in the Severance Agreements, the executive is entitled to the following severance benefits:

•
a lump sum payment equal to six months of his then-current monthly base salary less deductions or withholdings permitted or required by applicable law within 30 days of the date of his termination or resignation;

•
any bonus amount which he earned as determined in accordance with applicable terms and conditions for the fiscal year ended prior to the date of his termination and which remains unpaid to him as of the date of his termination or resignation, which bonus shall be paid to him at the same time that other bonuses for such ended fiscal year are paid to other employees of the Company, consistent with past practices; and

•
the pro rata portion of any bonus which he otherwise would have been entitled to receive had he otherwise been employed by the Company on the last day of the fiscal year during which his termination was effective, which bonus shall be paid to him at the same time that other bonuses for such ended fiscal year are paid to other employees of the Company, consistent with past practices.

Involuntary Termination for Cause/Voluntary Resignation Without Good Reason/Disability/Death

If the executive’s employment is terminated with cause, or the executive voluntarily resigns without good reason (as defined in the Severance Agreements), the executive is entitled to no severance benefits.

Incentive Plan

In addition, the post-employment benefits described below are available to all eligible participants in the Incentive Plan, including the Named Executive Officers. No awards were granted under the Incentive Plan during fiscal 2006.

Change in Control

•
If there is a Change in Control (as defined below) of the Company and an executive is terminated within one year thereafter, all stock options and stock appreciation rights shall become fully vested and exercisable immediately prior to such termination and remain so for one year after the date of termination.

•	All restrictions on restricted stock will lapse.

•
The executive shall earn a proportionate portion of any performance award based upon the elapsed portion of the period over which performance is measured and the Company’s performance over that portion of such period.

Retirement with Approval of the Compensation Committee (“Retirement”)

•
All stock options and stock appreciation rights that were exercisable on the date of a Retirement remain exercisable for a period of up to three years after the date of Retirement (provided that the executive does not compete with the Company during such three-year period), but in no event after the expiration date of the options or stock appreciation rights; and all options and stock appreciation rights unvested on the date of Retirement may become fully vested and exercisable in the discretion of the Compensation Committee.

•	Restrictions on restricted stock may lapse in the discretion of the Compensation Committee.

•
The executive shall earn a proportionate portion of any performance award based upon the elapsed portion of the period over which performance is measured and the Company’s performance over that portion of such period.

Death or Disability

•
Stock options and stock appreciation rights shall become fully vested and exercisable and shall remain so for one year from the date of death or disability, but in no event after the expiration date of the options or stock appreciation rights.

•	All restrictions on restricted stock will lapse.

•
The executive shall earn a proportionate portion of any performance award based upon the elapsed portion of the period over which performance is measured and the Company’s performance over that portion of such period.

Definition of “Change of Control”

Change of Control.  For purposes of the Incentive Plan, a “Change of Control” occurs if:

•
Any “person” or “group” is or becomes the “beneficial owner,” directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding securities;

•
during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new directors whose election was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof;

•
the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company and constitute at least a majority of the Board; or

•
the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, subject to certain exceptions.

The following table quantifies the amounts payable to Named Executive Officers currently serving as executive officers under the scenarios described above. For the purposes of determining the value of any equity-based compensation, we have assumed that the relevant triggering event took place on December 31, 2006, the last day of fiscal 2006. We have not included in the following table any benefits associated with the acceleration of outstanding equity awards pursuant to the Incentive Plan, since as of December 31, 2006, all such outstanding equity awards held by the Named Executive Officers were fully vested.

Executive	Benefit	Involuntary Termination for Cause/Resignation Without Good Reason ($)	Involuntary Termination Without Cause/Resignation for Good Cause ($)	Disability ($)

Jeffery A. Dunbar	Severance Cash Payment	$-	$90,000	$-
	Continued Healthcare Benefits	-	-	-
		$-	$90,000	$-

Claudia M. Pieropan	Severance Cash Payment	$-	$436,128	$436,128
	Continued Healthcare Benefits	10,845	10,845	10,845
		$10,845	$446,973	$446,973

Severance Payments to Former Executive Officers

Mr. Ferguson, who served as the Company’s President and Chief executive Officer, was terminated from the Company in July 2007. In connection with Mr. Ferguson’s termination and pursuant to the terms of his employment agreement dated August 3, 1995, Mr. Ferguson is entitled to receive (i) one time severance payment of $650,000, less applicable withholding, (ii) a lump sum cash payment to be delivered in 2008 equal to a pro rata portion of Mr. Ferguson’s bonus for the 2007 fiscal year (determined upon the basis of the pro rata portion of Hines’ sales to the date of termination as compared to the sales for the full fiscal year) and (iii) continued health insurance benefits through August 17, 2008.

Mr. Summers, who served as the Company’s Vice President of Operations, departed from the Company in September 2007. In connection with Mr. Summers’ termination and pursuant to the terms of his employment agreement, Mr. Summers is entitled to receive (i) one-time severance payment of $464,578, less applicable withholding, (ii) a lump sum cash payment to be delivered in 2008 equal to a pro rata portion of Mr. Summers’ bonus for the 2007 fiscal year (determined upon the basis of the pro rata portion of Hines’ sales to the date of termination as compared to the sales for the full fiscal year), and (iii) continued health insurance benefits through September 26, 2008.

In connection with his departure from the Company in July 2007, Mr. Avery is entitled to receive (i) a one time severance payment of $103,500, less applicable withholding; (ii) the pro rata portion of any bonus which Mr. Avery otherwise would have been entitled to receive had Mr. Avery otherwise been employed by the Company on the last day of the 2007 fiscal year, which bonus shall be paid at the same time that other bonuses for such ended fiscal year are paid to other employees of the Company, consistent with past practices; and (iii) continued health insurance benefits through August 31, 2007.

In connection with his cessation from serving as an executive officer in October 2006 and his departure in January 2007, Mr. Moehle received a one time severance payment of $73,684, less applicable withholding, and is entitled to receive continued health, dental and vision insurance through June 29, 2007.

In connection with his departure from the Company in January 2007, Mr. Trebing received (i) a one time severance payment of $80,000, less applicable withholding, (ii) a one time payment of an amount equal to Mr. Trebing’s cost of continuing his health, dental and vision insurance under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of six months, and (iii) payment of all accrued and unused vacation through his departure date.

Compensation of Directors

Directors who are also employees of Hines receive no separate compensation for serving as directors or as members of Board committees. Directors who are not employees of Hines received in 2006 a $20,000 annual retainer paid in quarterly installments, $1,000 for each Board meeting attended in person or $500 for each Board meeting attended telephonically. The Chairman of the Board received an additional annual retainer of $37,500 paid in quarterly installments.

Excluding employee directors, the Chairperson of each committee received in 2006 an additional annual retainer of $3,500. All non-employee directors received $500 for each committee meeting attended in person or telephonically. All directors are reimbursed for all travel-related expenses incurred in connection with their activities as directors. Directors are eligible to receive stock option grants under the Incentive Plan. Under the Incentive Plan, the amount of options, if any, granted to directors and the terms and provisions of any options granted to directors are at the discretion of the Compensation Committee. No options were granted to any non-employee director during 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Defered Compensation Earnings ($)	All Other Compensation ($)	Total ($)

G. Ronald Morris	$37,000	$-	$-	$-	$-	$-	$37,000
Stan R. Fallis	36,500	-	-	-	-	-	36,500
Thomas R. Reusché	36,000	-	-	-	-	-	36,000
James R, Tennant	37,000	-	-	-	-	-	37,000
Paul R. Wood	32,000	-	-	-	-	-	32,000

Effective September 2007 Hines increased the annual retainers paid to its Board of Directors. Directors who are not employees of Hines are currently entitled to receive a $75,000 annual retainer paid in quarterly installments. The Chairman of the Audit Committee receives an additional annual retainer of $25,000 paid in July. Excluding employee directors, the Chairperson of each committee receives an additional annual retainer of $5,000. All non-employee directors currently receive $1,000 for each committee meeting attended in person or telephonically.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was an officer or employee of the Company or any of its subsidiaries. During 2006, no member of the Compensation Committee had a current or prior relationship that must be described under the SEC rules relating to disclosure of related party transactions. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The common shares are the Company’s only outstanding class of voting securities. The following table furnishes, as of September 19, 2007, certain information as to the common shares beneficially owned by each of the current directors and nominees for the office of director of the Company, by each of the individuals named in the Summary Compensation Table and by all current directors and executive officers of the Company as a group, as well as by the only persons known to the Company to beneficially own more than 5% of the outstanding common shares. Beneficial ownership of less than one percent is indicated by an asterisk (*). Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all common shares reflected in the table. No effect has been given to shares reserved for issuance under outstanding stock options, except where otherwise indicated. All fractional common shares have been rounded to the nearest whole common share. The mailing address of each of the current executive officers and directors of the Company is 12621 Jeffrey Road, Irvine, California, 92620.

Name and address of beneficial owner	Number of Shares Beneficially Owned	Common Shares Which Can Be Acquired upon Exercise of Options Exercisable Within 60 Days	Percent of Class Outstanding
		(1)	(2)
Madison Dearborn Capital Partners, L.P. (3)
Three First National Plaza, Suite 3800	11,785,628	-	53.4%
Chicago, IL 60602
California State Teachers’ Retirement System (4)
7667 Folsom Avenue, Suite 250	2,520,598	-	11.4%
Sacramento, California 95826
Abbott Capital 1330 Investors I, LP (5)
c/o Abbott Capital Management	1,308,036	-	5.9%
1211 Avenue of the Americas, Suite 4300
New York, New York 10036
Boston Partners Asset Management, L.L.C. (6)		-
28 State Street, 20th Floor	1,294,710	-	5.9%
Boston, MA 02109
Steven C. Avery (7)	-	-	-
Jeffrey Dunbar	-	-	-
Stan R. Fallis	15,000	45,000	*
Robert A. Ferguson (7)	193,252	-	*
Lincoln B. Moehle (8)	6,428	-	*
James J. O'Donnell	28,000	-	*
Claudia M. Pieropan	65,632	100,000	*
Edwin G. Summers, Jr. (9)	192,300	30,001	*
Thomas R. Reusché	-	-	-
James R. Tennant	7,000	21,000	*
Michael J. Trebing (8)	9,843	-	*
Hugh E. Sawyer	-	-	-
Ray E. Mabus	-	-	-
Paul R. Wood (10)	11,785,628	-	52.9%
All Executive Officers and Directors
as a Group (14 persons)	11,903,083	196,001	54.3%

(1)	Represents the shares that can be acquired through the exercise of stock options exercisable within 60 days of September 19, 2007. All such options were granted pursuant the Incentive Plan.
(2)
Based on 22,072,549 shares of Common Stock outstanding as of September 19, 2007. Shares subject to options exercisable within 60 days of September 19, 2007 are considered for the purpose of determining the percent of the class held by the holder of such options, but not for the purpose of computing the percentage held by others.

(3)
Based solely on a Schedule 13D/A filed with the SEC on January 18, 2001. MDCP is the record holder of 10,785,628 shares. Madison Dearborn Capital Partners II, L.P. (“MDCP II”) is the record holder of 1,000,000 shares. Because MDCP and MDCP II are under common control, MDCP may be deemed to be the beneficial owner of the shares held by MDCP II. The number of shares reported on the Schedule 13D/A filed with the SEC on January 18, 2001 included warrants held by MDCP to acquire 440,000 shares which expired without being exercised on December 31, 2005.

(4)	Based solely on a Schedule 13G filed with the SEC on February 12, 2007.
(5)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2007. Abbott Capital 1330 Investors I, LP (“Abbott”) is the record holder of 1,308,036 shares. Abbott Co-Investment I, LLC (“LLC”) is the record holder of 6,079 shares. Because Abbott and LLC are affiliated entities, Abbott may be deemed to be the beneficial owner of the shares held by LLC.

(6)	Based solely on a Schedule 13G filed with the SEC on February 14, 2007.
(7)	Messrs. Ferguson and Avery left the Company effective July 17, 2007.
(8)	Messrs. Moehle and Trebing ceased being executive officers of the Company in October 2006.
(9)	Mr. Summers ceased being employed by the Company effective September 26, 2007.
(10)
All of such shares held by MDCP or MDCP II. Mr. Wood is a Managing Director of MDP, the ultimate general partner of MDCP and MDCP II, and therefore may be deemed to share voting and investment power over the shares owned by MDCP and MDCP II, and therefore to beneficially own such shares. Mr. Wood disclaims beneficial ownership of the shares owned by MDCP and MDCP II. The address of Mr. Wood is the address of MDCP.

Related Party Transactions

Pursuant to our Audit Committee’s charter and as required by Nasdaq Rules, our Audit Committee or a comparable independent body of our Board of Directors is responsible for reviewing and approving related party transactions (as that term is defined in the SEC regulations).

In 1995 the Company sold 290 acres of its Forest Grove, Oregon nursery facility property to Blooming Farm, Inc., a corporation owned by Madison Dearborn Capital Partners and by Mr. Ferguson, the Company’s Chief Executive Officer and President between March 2004 and July 2007, Ms. Pieropan, the Company’s Chief Financial Officer, Secretary and Treasurer, Stephen Thigpen, the Company’s former Chief Executive Officer, and other members of the Company’s current and former management. As payment in full for the 290 acres, Blooming Farm issued an interest-only promissory note to the Company in the amount of $826,865 secured by a deed of trust on the land. In 1996 the Company sold an additional 53 acres to Blooming Farm. As payment in full for the 53 acres, Blooming Farm issued an interest-only promissory note to the Company in the amount of $151,050 secured by a deed of trust on the 53 acres. The maturity date of each of these promissory notes is May 31, 2008.

The land was sold to Blooming Farm to avoid exceeding a limit on the amount of land the Company is able to receive federal reclamation water for under applicable federal reclamation water law. Blooming Farm is obligated to make interest payments of $67,476 per year on the principal balances of the notes. The Company leases all such 343 acres from Blooming Farm pursuant to a lease which expires on May 31, 2008 and under which the Company is obligated to make annual lease payments of $68,600. Pursuant to such lease, the Company has an option to purchase the land and rights of first refusal.

The Company is a party to a registration rights agreement whereby MDCP has the right, subject to certain restrictions, to cause the Company to register shares of the Company’s Common Stock for sale under the Securities Act. Pursuant to the agreement, the Company is required to pay the registration expenses associated with such registrations.

Pursuant to a stockholders agreement, the Company has the option to repurchase shares of Common Stock owned by Mr. Ferguson and Ms. Pieropan in the event of termination for fraud, and MDCP, Mr. Ferguson, Ms. Pieropan and certain of the Company’s former executive officers have the right to participate in certain registrations of securities by the Company.

Audit Committee Report

THE AUDIT COMMITTEE REPORT THAT FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILINGS MADE BY HINES UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, NOTWITHSTANDING ANY GENERAL STATEMENT CONTAINED IN ANY SUCH FILING INCORPORATING THIS PROXY STATEMENT BY REFERENCE, EXCEPT TO THE EXTENT THAT HINES INCORPORATES SUCH REPORT BY SPECIFIC REFERENCE.

The Audit Committee operates under a charter approved by the Company’s board of directors. The charter for the Audit Committee sets out, among other things, the range of the committee’s authority, the scope of the committee’s activities and the committee’s duties and responsibilities. The charter specifies, among other things, the purpose and membership requirements of the Audit Committee as well as the relationship of the Audit Committee to the Company’s independent registered accountants.

The Audit Committee of the Board of Directors has:

-Reviewed and discussed with management the Company’s audited financial statements as of and for fiscal year ended December 31, 2006;

-Discussed with KPMG LLP, Hines’ independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended, as adopted by the Public Company Accounting Oversight Board; and

-Received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as amended, as adopted by the Public Company Accounting Oversight Board, and has discussed with KPMG LLP its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Hines’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Audit Committee

Stan R. Fallis

Independent Registered Public Accounting Firms

Previous Independent Registered Public Accounting Firm

On November 16, 2006, the Company dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm. The Audit Committee participated in and approved the decision to change the Company’s independent registered public accounting firm.

The reports of PwC on the financial statements of the Company for the fiscal year ended December 31, 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal year ended December 31, 2005 and through November 16, 2006, there have been no disagreements (as described in Regulation S-K Item 304(a)(1)(iv)) with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its report on the financial statements for such years.

Current Independent Registered Public Accounting Firm

On November 16, 2006, the Company’s Audit Committee approved the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006. During the fiscal year ended December 31, 2005 and through November 16, 2006, the Company did not consult with KPMG LLP on any matters described in Regulation S-K Item 304(a)(2)(i) or (ii).

  Independent Registered Public Accounting Firm and Fees and Services

On November 16, 2006, the Company dismissed PricewaterhouseCoopers LLP and hired KPMG LLP as its independent registered public accounting firm. The description of accounting fees below sets forth separately the aggregate fees billed by PwC and KPMG LLP for the fiscal years ended December 31, 2006 and 2005.

AUDIT FEES. Aggregate fees billed for professional services rendered in connection with the annual audits of the Company’s financial statements and the review of the Company’s quarterly financial statements for fiscal 2006 and 2005 were $1,016,050 and $370,020, respectively. Fees billed for 2006 were comprised of $293,252 and $723,698 for PwC and KPMG LLP, respectively. All fees billed for fiscal 2005 were related to PwC.

AUDIT-RELATED FEES. The aggregate fees for audit related services for our 2006 and 2005 fiscal years were $142,019 and $22,300, respectively. Audit-related fees for fiscal 2006 and 2005 include advisory work in connection with preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. All fees billed in 2006 and 2005 were related to PwC. In addition, audit-related fees of $80,030 billed by PwC in fiscal 2006 were for consultations on accounting and financial reporting standards.

TAX FEES. The aggregate fees billed for tax services for our 2006 and 2005 fiscal years were $765 and $4,350, respectively. The tax services rendered by the independent registered public accounting firm primarily consisted of tax compliance and advisory services. All tax fees billed in 2006 and 2005 were related to PwC.

ALL OTHER FEES. Fees billed of $1,500 in 2006 comprised of technical resources from PwC.

The Audit Committee pre-approved all services described above for fiscal 2006, including non-audit services, and has determined that these fees and services are compatible with maintaining the independence of the accounting firms. The Company’s Audit Committee requires that each service provided by the accounting firms be pre-approved by the committee.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

PROPOSAL 1: Election of Directors

The Board has nominated the following six persons for election to the Board at the Annual Meeting:

Stan R. Fallis Thomas R. Reusché Ray E. Mabus	James R. Tennant Paul R. Wood Hugh E. Sawyer

Directors who are elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. The nominees have each indicated that they are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated, the current Board may or may not select a sub-stitute nominee. If a substitute nominee is selected, all proxies will be voted for the person selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

Directors will be elected by a plurality of the shares present and voting at the meeting. In other words, the six nominees receiving the largest number of votes will be elected to the Board.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS

PROPOSAL 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Board recommends that the stockholders ratify the appointment of KPMG LLP as independent registered public accounting firm to audit Hines’ consolidated financial statements for the fiscal year ending December 31, 2007. KPMG LLP audited the consolidated financial statements of Hines the fiscal year ended December 31, 2006. Representatives of KPMG LLP will be present at the meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The selection of KPMG LLP is being submitted to the stockholders for ratification as a matter of good corporate process. If the stockholders fail to ratify the selection, Hines’ Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of other independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of Hines and its stockholders.

Approval of the proposal to ratify the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

Other Matters

It is not presently expected that any matters other than those discussed herein will be brought before the Annual Meeting. If, however, other matters do come to Hines’ attention, it is the intention of the persons named as representatives in the accompanying proxy to vote in accordance with the recommendation of Hines’ management.

INFORMATION ABOUT ADDITIONAL MATERIALS

You may obtain, without charge, a copy of the Company’s annual report on Form 10-K for the 2006 fiscal year, including the financial statements, and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but we will charge a reasonable fee to shareholders requesting such exhibits. You should direct your request in writing to Hines at the address of Hines set forth on the first page of this Proxy Statement, attention: Shareholder Services.

SUBMISSION OF STOCKHOLDER PROPOSALS
AND DIRECTOR NOMINATIONS FOR THE 2008 ANNUAL MEETING

Nominations for Directors for the 2008 Annual Meeting

The Amended and Restated Bylaws of Hines (the “Bylaws”) set forth certain procedures relating to the nomination of directors (the “Nomination Bylaw”) and no person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Bylaw. Under the terms of the Nomination Bylaw, to be timely for an annual meeting, a stockholder’s notice must have been delivered to or mailed and received at the principal executive offices of Hines not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is changed by more than thirty days from such anniversary date, notice by the stockholder to be timely must be received by us not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. The presiding officer of the annual meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Nomination Bylaw, and if he should so determine, he will so declare to the Meeting and the defective nomination will be disregarded.

Therefore, in order to be timely for the 2008 annual meeting, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than August 3, 2008 and not later than September 2, 2008, unless the 2008 annual meeting is held more than 30 days before or after November 1, 2008. To be effective, the written notice must include (i) as to each person whom the stockholder proposes to nominate for election as a director at such meeting all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to the stockholder giving the notice (A) the name and address, as they appear on Hines’ books, of such stockholder and (B) the class and number of shares of Hines which are beneficially owned by such stockholder and also which are owned of record by such stockholder; and (iii) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and (B) the class and number of shares of Hines which are beneficially owned by such person. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the secretary of Hines that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

Stockholder Proposals for the 2008 Annual Meeting

If you want us to consider including a proposal in the Hines proxy materials relating to the annual meeting of stockholders to be held in the year 2008, you must submit such proposal to Hines no later than June 7, 2008; provided, however, that if the 2008 annual meeting is changed by more than 30 days from the date of the 2007 annual meeting, then the deadline will be a reasonable time before the Company begins to print and mail its proxy materials for the 2008 annual meeting. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, we will include it in the proxy statement and set it forth on the form of proxy issued for such annual meeting of stockholders. You should direct any such stockholder proposals to the attention of the Secretary of Hines at our address set forth on the first page of this Proxy Statement.

With respect to any proposal that one of our stockholders presents at the annual meeting of stockholders to be held in the year 2008 that is not submitted for inclusion in Hines’ proxy materials, to be timely, our Bylaws provide that a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than sixty days nor more than ninety days prior to the first anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the annual meeting is not held within thirty days before or after such anniversary date, then for the notice by the stockholder to be timely it must be received not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Therefore, in order to be timely for the 2008 annual meeting, a stockholder’s proposal that is not submitted for inclusion in Hines’ proxy materials must be delivered to or mailed and received at our principal executive offices not earlier than August 3, 2008 and not later than September 2, 2008, unless the 2008 annual meeting is held more than 30 days before or after November 1, 2008. With respect to any proposal that a stockholder of Hines presents at the annual meeting of stockholders to be held in the year 2007 that is not submitted for inclusion in Hines’ proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy for such annual meeting of stock-holders will confer discretionary voting authority to vote on such stockholder proposal unless (a) we are notified of such proposal no later than August 21, 2008 (assuming the date of the 2008 annual meeting is held within 30 days of November 1, 2008), and (b) the proponent complies with the other requirements set forth in Rule 14a-4 under the Exchange Act.

To be effective, the written notice must include, as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on Hines’ books, of the stockholder proposing such business, (c) the class and number of shares of Hines which are benefi-cially owned by the stockholder and (d) any material interest of the stockholder in such business.